EX-35 (c)
SERVICER CERTIFICATION


February 28, 2007

Re:   Transactions identified on Exhibit A hereto

I, Kendal A. Leeson, a duly elected and acting officer of Wachovia Mortgage Corporation (the "Servicer"), certify pursuant to Section 6.04 of the Seller's Purchase, Warranties and Servicing Agreement (the "Agreement"), dated as of May 1, 2006, by and between UBS Real Estate Securities Inc., and the Servicer, as modified by the applicable Reconstituted Servicing Agreement related to the transactions listed on Exhibit A hereto, with respect to the calendar year immediately preceding the date of this Certificate, as follows:

1. A review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under my supervision; and

2. To the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to me and the nature and status thereof.


[Signature Page Follows]


(page)


WACHOVIA MORTGAGE CORPORATION,
as Servicer


By: /s/ Kendal A. Leeson
Name:  Kendal A. Leeson
Title: Vice President
Date: February 28, 2007


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(page)


Exhibit A - Covered Transactions

MALT 2006-3                     Assignment, Assumption and Recognition
                                Agreement, dated as of June 29, 2006, by and among UBS Real Estate Securities Inc., Wachovia
                                Mortgage Corporation (the "Servicer"), Wells
                                Fargo Bank, NA (the "Master Servicer") and The
                                Bank of New York (the "Trustee") not
                                individually but solely as trustee for the holders of MASTR Alternative Loan Trust 2006-3


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